EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Red Robin Gourmet Burgers, Inc. on Form S-3 of our report dated March 7, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for goodwill and intangible assets in 2002) included in the Annual Report on Form 10-K of Red Robin Gourmet Burgers, Inc. for the year ended December 29, 2002, and to the use of our report dated March 7, 2003, except for note 19, as to which the date is May 20, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of accounting for goodwill and intangible assets in 2002), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

Denver, Colorado

November 3, 2003